Exhibit 10.9

Execution Version

KEEP-WHOLE COMMODITY FEE AGREEMENT

This KEEP-WHOLE COMMODITY FEE AGREEMENT (this “Agreement”) is dated December 7, 2014 effective as of the Effective Date (as defined below), and is among, QEP Field Services, LLC, a Delaware limited liability company (“QEPF”), QEPM Gathering I, LLC, a Delaware limited liability company (“QEPM”), and Green River Processing, LLC, a Delaware limited liability company (“GRP,” and collectively with QEPFS and QEPM, the “Processors”), and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, (“TRMC”). QEPFS, QEPM, GRP, and TRMC may each be referred to individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS: Processors own or control certain natural gas processing plants located in the Green River and Vermillion Basins in southwest Wyoming and the Uinta Basin in northeast Utah, as identified on Exhibit A attached hereto (collectively the “Plants”);

WHEREAS: Processors are parties to certain contracts giving them the right to gather into and condition and process natural gas at the Plants;

WHEREAS: QEPFS is a party to contracts providing for the transportation, fractionation, marketing and sales of natural gas liquids produced from the Plants;

WHEREAS: As a result of Processors’ conditioning of gas delivered into the Plants under certain Keep-Whole Processing Contracts (as defined below), Processors own certain natural gas liquids extracted at the Plants;

WHEREAS: The Parties desire to enter into this Agreement to sell Processors’ natural gas liquids at the outlet of the Plants recovered under such Keep-Whole Processing Contracts;

WHEREAS: The Parties desire to formalize the roles and responsibilities surrounding the marketing and sale of natural gas liquids produced from the Plants and the purchase of the natural gas required to fulfill certain obligations under the Keep-Whole Processing Contracts.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:

Article 1

DEFINITIONS

For purposes of this Agreement, the following definitions apply:

1.1 “Agreement” has the meaning set forth in the Preamble.

1.2 “Blacks Fork Processing Complex” means that certain natural gas processing complex located in and around Section 10, Township 18N, Range 112W, Sweetwater and Uinta Counties, Wyoming.

1.3 “BTU” means the amount of heat required to raise the temperature of 1 pound of water from 59°F to 60°F.

1.4 “Business Day” means a day, other than a Saturday or Sunday, on which banks in San Antonio, Texas are open for the general transaction of business.

1.5 “Cedar Bayou Fractionators” means Cedar Bayou Fractionators, LP, a Delaware limited partnership, which owns fractionators located in or near Mt. Belvieu, Texas.

1.6 “Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

1.7 “Day” means a period of 24-hours extending from 12:00 am until 11:59:59.

1.8 “Deadline Date” has the meaning set forth in Section 2.2.

1.9 “Document Submission Period” has the meaning set forth in Section 2.2(c).

1.10 “Effective Date” means the date described in Section 5.1.

1.11 “Force Majeure” has the meaning set forth in the Section 11.2.

1.12 “General Partner” means Tesoro Logistics GP, LLC, a Delaware limited liability company.

1.13 “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

1.14 “GRP” has the meaning set forth in the Preamble.

1.15 “Independent Consultant” has the meaning set forth in Section 2.2(b)(i).

1.16 “Initial Term” has the meaning set forth in the Section 5.2.

1.17 “Inventory Costs” means all physical imbalances between deliveries and receipts, scheduling, cash-out, line fill or other costs (other than transportation deficiencies under the Service Contracts), whether calculated on a daily, monthly, or other periodic basis, required to be paid or borne by a Party according to a contract or operational balancing agreement with any transporting pipeline.

1.18 “Keep-Whole Gas” means the residue natural gas at the tailgate outlet of each respective Plant where Processor extracts NGLs under Keep-Whole Processing Contracts that Processor is required to deliver to the Producers to compensate them for the MMBTUs of NGLs extracted at the Plant, plus Plant fuel and loss.

1.19 “Keep-Whole Processing Contracts” means those certain contracts giving Processors the right to retain any NGLs extracted at the Plants from any Producer’s natural gas in exchange for equivalent MMBTUs of residue gas delivered at the tailgate outlet of the respective Plants or other points downstream of such tailgates, as set forth on Exhibit B.

1.20 “MAPL” means Mid-America Pipeline Company, LLC.

1.21 “MAPL Pipeline System” means the NGL pipeline system connecting each of the Plants to delivery points in or near Mt. Belvieu, Texas.

1.22 “Material Adverse Effect” has the meaning set forth in Section 8.1.

1.23 “MMBTU” means a million BTUs.

1.24 “Month” shall mean a calendar month.

1.25 “NGLs” means the liquid hydrocarbons recovered at each of the Plants, and (i) includes demethanized mix, commonly known as y-grade, (ii) may include ethane, E/P mix, propane, iso-butane, normal butane, and pentanes plus (C5 and above) after fractionation of y-grade, and (iii) do not include condensate.

1.26 “NGL Transportation Contract” means the Mid-America Rocky Mountain Pipeline Expansion Services Agreement Service Contract between QEPFS and Enterprise Products Partners L.P. (contract 4880).

1.27 “NGL Sales Contracts” has the meaning set forth in Section 6.2.

1.28 “Origin Points” means the points of connection to the MAPL Pipeline System of each of the Plants at any Group 100, Group 101 and Group 102 point of origin as defined in the NGL Transportation Contract.

1.29 “Other Sale Points” means the truck and rail loading points currently located at the Blacks Fork Processing Complex, as well as any future truck and rail loading points built at any of the Plants.

1.30 “Party” and “Parties” each have the meaning set forth in the Preamble.

1.31 “Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

1.32 “Plants” has the meaning set forth in the Preamble.

1.33 “Processors” has the meaning set forth in the Preamble.

1.34 “Processor Group” has the meaning set forth in Section 10.2.

1.35 “Producers” means the counterparties under the gas gathering and/ or processing agreements with the Processors who provide wet gas feedstock used to supply the Plants.

1.36 “Purchase Order” means a Purchase Order by and among the Parties, substantially in the form attached hereto on Exhibit C.

1.37 “QEPFS” has the meaning set forth in the Preamble.

1.38 “QEPM” has the meaning set forth in the Preamble.

1.39 “Service Contracts” means the NGL transportation, fractionation, marketing, and sales contracts listed on Exhibit D.

1.40 “Service Fees” means (a) the fee, payable by TRMC, in dollars per MMBTU for the cost of processing, conditioning, handling, transporting and fractionating each MMBTU of NGL sold by a Processor to TRMC hereunder, and (b) the fee, payable by Processors, in dollars per MMBTU for the services provided by TRMC to Processors hereunder, each as set forth on a Purchase Order, and “Service Fee” means any one of them.

1.41 “Settlement Point” has the meaning set forth in Section 3.2(a).

1.42 “Special Damages” has the meaning set forth in Section 10.8.

1.43 “Tax” or “Taxes” means all federal, state, local, and foreign net income, gross income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Authority, including any interest or penalties which may be imposed with respect thereto.

1.44 “Term” has the meaning set forth in the Section 5.3.

1.45 “Transaction Documents” has the meaning set forth in Section 8.1.

1.46 “TRMC” has the meaning set forth in the Preamble.

1.47 “TRMC Group” has the meaning set forth in Section 10.1.

Article 2

KEEP-WHOLE COMMODITY EXCHANGE AND FEES

2.1 During the Term of this Agreement:

(a) In consideration of TRMC’s obligations pursuant to Section 2.2, Processors shall:

(i) convey to TRMC, at the tailgate outlet of each Plant, any and all NGLs retained by Processors as part of Keep-Whole Processing Contracts; and

(ii) pay TRMC the applicable Service Fee, pursuant to the statement provided in Section 7.1.

(b) In consideration of the Processors’ obligations pursuant to Section 2.1, TRMC shall:

(i) pay each Processor the applicable Service Fee, as invoiced pursuant to Section 7.1; and

(ii) purchase and deliver to the Processors, in accordance with the procedures set forth in Sections 3.1 and 3.2, the Keep-Whole Gas required to be provided by Processors to the Producers under the Keep-Whole Processing Contracts.

2.2 The Service Fees agreed to by the Parties pursuant to the Purchase Order executed as of the Effective Date shall be effective until December 31, 2015. Thereafter, the Parties shall negotiate a mutually acceptable revised Purchase Order setting forth newly applicable Service Fees for the upcoming calendar year, which Purchase Order shall be agreed upon no later than the forty-fifth (45th) Day prior to the end of each calendar year during the Term, (the “Deadline Date”).

(a) If the Parties cannot agree on a revised Purchase Order by the Deadline Date, the Parties will attempt in good faith to resolve the dispute by December 31st of the applicable year through negotiations between executives who have authority to settle the dispute and who are either a board member of the Party or at a Vice President or higher level of management (or functional equivalent) of the Party (or its managing member or general partner).

(b) If the Parties cannot resolve the dispute by December 31st of the applicable year:

(i) any Party may submit the dispute to an agreed upon independent consultant, qualified by experience, knowledge, education and training to make a fair and informed determination with respect to the matter in dispute, which consultant shall not be an affiliate of any Party, nor an employee, director, officer, shareholder, owner, partner, agent or a contractor of any Party or of any affiliate of any Party, either at the time or at any time during the previous two (2) years prior to the submission of the dispute (the “Independent Consultant”);

(ii) if the Parties cannot agree upon an Independent Consultant, each of the Processors and TRMC shall submit the name of an Independent Consultant to the other, and the two Persons submitted by the Parties shall appoint the Independent Consultant to resolve the dispute, which appointment shall be final and binding on the Parties; and

(iii) until such time as the Independent Consultant has rendered a decision with respect to the dispute pursuant to Section 2.2(d), the Parties will continue to use the Service Fees in effect at the time the dispute arose.

(c) After the designation of the Independent Consultant, the Parties shall have ten (10) Business Days (the “Document Submission Period”) to submit true copies of all documents considered relevant together with their respective statements related to the determination of the dispute. Additionally, the Independent Consultant may decide to require the submission of additional documents that it considers necessary for understanding and resolving the dispute.

(d) The Independent Consultant shall have fifteen (15) Business Days from the end of the Document Submission Period (or within any other period of time mutually agreed by the applicable Parties) to deliver its written opinion as to the dispute based on information delivered by the Parties during the Document Submission Period. The decision rendered by the Independent Consultant shall be final and binding on the Parties.

(e) The Service Fees as determined by the Independent Consultant shall be deemed effective, retroactively, as of January 1st of the applicable year and the Parties shall execute a revised Purchase Order to that effect. The Parties shall use their commercially reasonable efforts to true-up any discrepancies as a result of such revised Service Fees in accordance with Section 7.1.

2.3 TRMC shall reimburse Processors for all Inventory Costs that may be charged to Processors and that are consistent with the applicable NGL Transportation Contracts, the delivery of Keep-Whole Gas, and the natural gas gathering and processing agreements to which the Processors are parties.

Article 3

NOMINATIONS AND PROVISION OF KEEP-WHOLE GAS

3.1 By the twentieth (20th) calendar Day prior to the Month of production of applicable NGLs, Processors shall provide notice to TRMC of the following:

(a) the estimated volumes of NGLs that Processors will have available for transfer to TRMC hereunder at each of the Plants as of the Month of production;

(b) the estimated number of MMBTUs of Keep-Whole Gas required to be delivered to the Producer as a result of extracting such volume of NGLs at each Plant; and

(c) the estimated volumes and prices per MMBTU of Keep-Whole Gas that Processors have determined that Producers may make available to TRMC at the tailgate outlet of each Plant during such Month. In such regard, Processors, as representatives of TRMC, shall contact Producers who may have volumes of residue gas available at the outlets of the Plants, to determine the applicable volumes and prices at such locations.

3.2 Within five (5) Business Days after receipt of Processors’ notice pursuant to Section 3.1, TRMC shall notify the Producers identified by Processors’ notice whether or not TRMC shall purchase Keep-Whole Gas in accordance with the terms provided pursuant to Section 3.1(c).

(a) If TRMC elects to purchase the Keep-Whole Gas identified pursuant to Section 3.1(c), TRMC shall purchase such volumes from the respective Producers, deliver such volumes to Processors at the places where Processors are required to make delivery of such Keep-Whole Gas under the Keep-Whole Contracts (each a “Settlement Point”), and Processors shall deliver such Keep-Whole Gas to the Producers in accordance with the terms of the Keep-Whole Contracts. TRMC will pay the Producers for the Keep-Whole gas pursuant to the terms of the agreements entered into between TRMC and such Producers.

(b) If TRMC elects not to purchase the entire volume of Keep-Whole Gas by arrangements structured pursuant to Section 3.1(c), TRMC shall nevertheless have the obligation to purchase and supply Keep-Whole Gas to Processors, in-kind, at the Settlement Points, such that Processors can deliver the Keep-Whole Gas to the applicable Producers.

(c) If during any periods, the volumes of Keep-Whole Gas delivered by Producers into Processors’ gathering systems for redelivery by TRMC at the respective Settlement Points pursuant to this Section 3.2 are greater than the actual volumes of Keep-Whole Gas required to be delivered by TRMC in exchange for NGLs, as provided hereunder, then TRMC shall own the imbalance inventory in Processors’ facilities, until such time as the imbalance is resolved through future deliveries. TRMC shall not be required to pay Processors any charges or fees for such imbalances, other than those stated in Purchase Orders executed pursuant to this Agreement.

3.3 In the event a Producer notifies a Processor that the Producer desires to receive the Keep-Whole Gas owed to them pursuant to the Keep-Whole Processing Contracts as part of a financial settlement rather than in-kind, the applicable Processor will promptly notify TRMC of such desire and the proposed terms of the financial settlement. TRMC shall have five (5) Business Days from the receipt of notice from the Processor regarding a Producer’s desire to effect a financial settlement in which to consent to the terms of the proposed financial settlement. If TRMC shall not have consented to the financial settlement within such five (5) Business Day period, TRMC shall be deemed to have rejected the terms of the financial settlement.

(a) If TRMC consents to such terms, the applicable Processor and TRMC will use their commercially reasonable efforts to effect the financial settlement with the applicable Producer. In such event, TRMC shall pay Processor the amount that Processor is required to pay the Producer in the financial settlement under the Keep-Whole Processing Contract and Processors shall pay that amount to the Producer, pursuant the terms of the Keep-Whole Processing Contract, and the volumes of Keep-Whole Gas that TRMC is required to deliver at the applicable Settlement Point(s) wereunder shall be reduced as provided in such financial settlement.

(b) If TRMC fails to consent to such terms, TRMC shall provide the Keep-Whole Gas to the Producer in accordance with Section 3.2, and Processor shall remain solely responsible for performance under the terms of its Keep-Whole Processing Contract with the Producers.

3.4 By the twenty-fifth (25th) calendar Day prior to the Month of production of applicable NGLs, or two (2) Business Days prior to required nomination on MAPL, TRMC shall provide notice to Processors of the volumes TRMC anticipates it will deliver via the MAPL Pipeline System and the volumes it anticipates will require fractionation, truck or rail services at the Blacks Fork Processing Complex. TRMC shall nominate the volumes and destination requiring pipeline transportation in accordance with the terms of the NGL Transportation Contract.

3.5 If during any Month, the nominated volumes pursuant to Sections 3.1 or 3.4 change, then TRMC and Processors shall use their commercially reasonable efforts to revise the nominated volumes of required to be delivered during such Month.

Article 4

QUALITY; MEASUREMENT AND TESTING

4.1 Processors, severally and not jointly, warrant that all NGLs delivered by the applicable Processor under this Agreement shall meet all specifications applicable to the NGLs (a) at the tailgate outlet of the applicable Plant, (b) at the Other Sale Points; (c) pursuant to the NGL Sales Contracts; (d) pursuant to the Service Contracts and (e) pursuant to the NGL Transportation Contract.

4.2 In the event any NGLs provided by Processors hereunder are rejected because they do not meet the specifications set forth in Section 4.1 at the points of delivery by Processors, TRMC shall promptly notify the applicable Processor of such rejection. The applicable Processor shall be given reasonable opportunity to dispute such rejection. If after such opportunity to dispute, the rejection of the applicable NGLs is upheld, in addition to the rights provided in Article 10, TRMC shall be entitled to recover incidental damages related to the rejection, including expenses reasonably incurred in the receipt, transportation, care and custody of the NGLs, any commercially reasonable charges, expenses or commissions in connection with effecting cover.

4.3 The Parties shall measure all Keep-Whole Gas and NGL volumes under this Agreement in accordance with the Keep-Whole Processing Contracts, the NGL Sales Contracts, the Service Contracts, the NGL Transportation Contract, the American Petroleum Institute, Gas Processors Association or other accepted industry measurement standards.

4.4 MAPL measures the volume of NGLs delivered by the Processors at the Origin Points and provides the one or more applicable measurements to the applicable Processors in a monthly statement.

4.5 The Processors shall retain all measurement and test data related to the NGLs transferred to TRMC hereunder. Upon reasonable request, and at its own cost, TRMC shall have access to such data and to witness and inspect related measurement equipment at Processors’ regular business hours. If measuring procedures are amended pursuant to the terms of any of the Keep-Whole Processing Contracts, NGL Sales Contracts, the Service Contracts or the NGL Transportation Contract, the Processors shall notify TRMC of the revisions within ten (10) Business Days of the changes going into effect.

4.6 The Parties shall use their reasonable commercial efforts to resolve all claims or disputes as to the quantity or quality of gas and NGLs tendered and delivered under the terms of the applicable Keep-Whole Processing Contract, NGL Sales Contract, Service Contract or the NGL Transportation Contract.

Article 5

TERM

5.1 The effective date (“Effective Date”) of this Agreement is December 2, 2014.

5.2 This Agreement shall remain in full force and effect until December 31, 2019 (the “Initial Term”), and, unless earlier terminated pursuant to Article 12, shall automatically renew for successive one-year periods unless either Party provides written notice to the other no later than ninety (90) Days before the expiration of the Initial Term or any extension term that the notifying party desires to terminate this Agreement.

5.3 The Initial Term, and any extensions of this Agreement as provided above, shall be referred to herein as the “Term”.

Article 6

TRANSPORTATION AND FRACTIONATION SERVICES AND ALLOCATION OF NGL SALES

6.1 In addition to the provision of NGLs hereunder, Processors shall provide transportation and fractionation services pursuant to existing contracts that Processors have in place with MAPL, Cedar Bayou Fractionators, and Enterprise Products Partners L.P. NGLs nominated by TRMC for delivery to Mt. Belvieu shall be transported to Mt. Belvieu and fractionated there pursuant to the terms of Processors’ contracts for such services. Cost of such services shall be borne by Processors. Such transportation and fractionating services shall be performed and scheduled by Processors as independent contractors in accordance with the terms of third party contracts, and Processors shall not be agents or servants of TRMC with respect to such services. TRMC is interested only in the results of such services and shall not be entitled to direct Processors with the respect to the details of performance.

6.2 Processors have dedicated certain volumes of NGLs for sale at the inlet of the MAPL Pipeline System and at Mt. Belvieu, pursuant to the NGL sales contracts listed on Exhibit B attached hereto (the “NGL Sales Contracts”). Notwithstanding Section 3.4, Processors shall have the right to nominate each Month volumes of NGLs provided to TRMC hereunder that shall be allocated to the NGL Sales Contracts, which nominations shall be in accordance with reasonable commercial practices and the historical allocation of NGLs produced under Keep-Whole Processing Contracts. TRMC agrees that its allocated share of NGLs may be transported to and fractionated at Mt. Belvieu and sold under these NGL Sales Contracts by Processors, and that Processors may sell and receive payment for such NGL sales from the purchasers under such NGL Sales Contracts, and remit the proceeds of such sales to TRMC. Such services shall be performed and scheduled by Processors as independent contractors in accordance with the terms of the NGL Sales Contracts, and Processors shall not be agents or servants of TRMC with respect to such marketing services.

6.3 If during any Month, Processors or TRMC determine that the MAPL Pipeline System is unavailable for delivery of the full volume of NGLs nominated for delivery to Mt. Belvieu during such Month under the terms of the NGL Transportation Contract, then Processors and TRMC shall consult and implement alternative arrangements to deliver such volumes of NGLs to Mt. Belvieu through the Overland Pass Pipeline or other available transportation method. In such an event, the Parties will mutually agree on applicable revisions to the Service Fees based upon Processors not paying the transportation or other charges that would have been incurred on the MAPL Pipeline System with respect to the applicable period and applicable NGLs under the NGL Transportation Contract or applicable agreements with Cedar Bayou Fractionators or Enterprise Products Partners L.P.

Article 7

ACCOUNTING AND REPORTING

7.1 NGL Monthly Statements. On or before the twenty-fifth (25th) of each Month after the Effective Date, the Processors shall furnish TRMC a statement for the preceding Month with details as to each Origin Point and Other Sale Points as to the following:

(a) any and all volumes of NGLs produced as part of Keep-Whole Processing Contracts;

(b) current levels of NGL products inventory at the Plants and as linefill on the MAPL pipeline;

(c) any other information that explains and supports the volume of NGLs produced as part of the Keep-Whole Processing Contracts and current inventory levels;

(d) any imbalance inventory of Keep-Whole Gas that TRMC holds in Processors’ facilities or any other third-party system (to the extent such information has been provided to Processors);

(e) the amount of TRMC’s NGLs fractionated under agreements with Cedar Bayou Fractionators and Enterprise Products Partners, L.P., and the amount of each NGL component recovered through such fractionation;

(f) the volume of TRMC’s NGLs (broken out by components) sold on TRMC’s behalf under the NGL Sales Contracts, the prices paid under such NGL Sales Contracts, the amounts received for the sale of TRMC’s allocated share of NGLs sold under such NGL Sales Contracts;

(g) the total amount due to each Processor from TRMC as part of this Agreement, including:

(i) the applicable Service Fee;

(ii) the Inventory Costs;

(iii) reimbursement for Keep-Whole Gas financial settlements pursuant to Section 3.3; and

(iv) reimbursement for taxes pursuant to Section 7.4;

and

(h) the total amount due to TRMC from the Processors as part of this Agreement, including amounts due pursuant to Sections 2.1(a)(ii), 4.2 and 6.2, net of amounts due to Processors pursuant to Section 7.1(g).

7.2 Payments by the Parties. If any of the Parties is required to make a payment hereunder pursuant to the statement delivered by Processors pursuant to Section 7.1, the applicable Party will make such payment to the applicable recipient within fifteen (15) Days after the date TRMC received the statement. Any past due payments owed by any Party shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by applicable law, from the due date of the payment through the actual date of payment.

7.3 Adjustments. Any Party shall have the right at any reasonable times to examine the books and records of any other Party to the extent necessary to verify the accuracy of any statement or charge, computation or demand made under this Agreement. If the Parties agree that an adjustment is necessary to volumes, rates or costs derived from a contract governed by this Agreement, the Processors shall attempt to make the adjustment in the manner prescribed in the applicable contract.

7.4 Taxes. Any federal, state, or local net income, gross income, profits, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, gross receipts, goods and services or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Authority, including any interest or penalties which may be imposed with respect thereto, shall be borne by the Party incurring such taxes; provided, however, that any such tax, assessment, duty, fee or charge that is imposed on delivery of NGLs as provided hereunder, those taxes, assessments, duties, fees or charges shall be paid by the Processors, as applicable, and reimbursed by TRMC.

Article 8

REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants, severally as to only itself and not jointly, to the other Parties as of the date hereof:

8.1 The applicable Party has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company or corporation, as applicable, in good standing under the laws of its jurisdiction of organization with full power and authority to enter into and perform its obligations under this Agreement and the other documents contemplated herein (the “Transaction Documents”) to which it is a party, to own or lease and to operate its properties currently owned or leased or to be owned or leased and to conduct its business. The applicable Party is duly qualified to do business as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or registered would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties, taken as a whole, whether or not arising from transactions in the ordinary course of business, of such Party (a “Material Adverse Effect”).

8.2 The applicable Party has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and perform its respective obligations thereunder. All corporate, partnership and limited liability company action, as the case may be, required to be taken by the applicable Party or any of its stockholders, members or partners for the execution and delivery by the applicable Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby has been validly taken.

8.3 For the applicable Party, each of the Transaction Documents to which it is a party is a valid and legally binding agreement of such Party, enforceable against such Party in accordance with its terms, except (i) as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) that the indemnity, contribution and exoneration provisions contained in any of the Transaction Documents may be limited by applicable laws and public policy.

8.4 Neither the execution, delivery and performance of the Transaction Documents by the applicable Party that is a party thereto nor the consummation of the transactions contemplated by the Transaction Documents conflict or will conflict with, or result or will result in, a breach or violation of or a default under (or an event that, with notice or lapse of time or both would constitute such an event), or imposition of any lien, charge or encumbrance upon any property or assets of any of the applicable Party pursuant to (i) the partnership agreement, limited liability company agreement, certificate of limited partnership, certificate of formation or conversion, certificate or articles of incorporation, bylaws or other constituent document of the applicable Party, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the applicable Party is a party or bound or to which its property is subject or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the applicable Party of any court, regulatory body, administrative agency, Governmental Authority, arbitrator or other authority having jurisdiction over such Party or any of its properties in a proceeding to which it or its property is a party, except in the case of clause (ii), liens, charges or encumbrances arising under security documents for the collateral pledged under such Party’s applicable credit agreements and except in the case of clause (iii), where such breach or violation would not reasonably be expected to have a Material Adverse Effect.

8.5 No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, Governmental Authority or body having jurisdiction over the applicable Party or any of its properties or assets is required in connection with the execution, delivery and performance of the Transaction Documents by the applicable Party, the execution, delivery and performance by the applicable Party that is a party thereto of its respective obligations under the Transaction Documents or the consummation of the transactions contemplated by the

Transaction Documents other than (i) consents that have been obtained and (ii) consents where the failure to obtain such consent would not reasonably be expected to have a Material Adverse Effect.

8.6 No action, suit, proceeding, inquiry or investigation by or before any court or Governmental Authority or other regulatory or administrative agency, authority or body or any arbitrator involving the applicable Party or its property is pending or, to the knowledge of the applicable Party, threatened or contemplated that (i) would individually or in the aggregate reasonably be expected to have a material adverse effect on the performance of the Transaction Documents or the consummation of any of the transactions contemplated therein, or (ii) would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

8.7 NO GUARANTEES OR WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THE AGREEMENT, NEITHER TRMC NOR THE PROCESSORS MAKE ANY GUARANTEES OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED. THE PROCESSORS SPECIFICALLY DISCLAIM ALL IMPLIED WARRANTIES OF ANY KIND OR NATURE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY AND/OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

Article 9

TITLE TRANSFER AND CUSTODY

9.1 Title and risk of loss for NGLs delivered hereunder to TRMC shall pass to TRMC at the tailgate outlet of each Plant, provided, that, as between the Parties hereto, and subject to the terms of the applicable transportation and fractionation contracts, TRMC shall become responsible for any loss, damage or injury to any Person or property or the environment arising out of the transportation, possession or use of such NGLs upon delivery at the Origin Points, the Other Sale Points, or at any other point in which NGLs are tendered for transportation at the tailgate outlet of a Plant, as applicable.

9.2 If TRMC experiences loss or damage to NGLs received hereunder arising out of or related to the transportation and fractionation of TRMC’s NGLs, in addition to any rights as may be available pursuant to Article 10, TRMC shall be subrogated to any amounts Processors may receive from MAPL, Cedar Bayou Fractionators, Enterprise Products Partners L.P. or other third parties handling TRMC’s NGLs to the extent applicable to TRMC’s volumes of NGLs hereunder.

Article 10

INDEMNITY AND LIMITATION ON LIABILITY

10.1 Processor Indemnities. Notwithstanding anything else contained in this Agreement or any Purchaser Order, each Processors, severally but not jointly, shall release, defend, protect, indemnify, and hold harmless TRMC and each of its and their respective affiliates, officers, directors, employees, agents, contractors, successors, and assigns (excluding any member of the Partnership Group) (collectively the “TRMC Group”), from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TRMC, the applicable Processor or the General Partner, (ii) loss of or damage to any property, products, material, and/or equipment belonging to TRMC or the applicable Processor, and each of their respective affiliates, contractors, and subcontractors, (iii) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of the applicable Processor or the General Partner in connection with the ownership or operation of the Plants and the services provided hereunder, and (iv) any losses incurred by TRMC due to violations of this Agreement or any Purchase Order by the applicable Processor; PROVIDED THAT THE APPLICABLE PROCESSOR SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS TRMC OR ANY MEMBER OF THE TRMC GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF TRMC OR ANY MEMBER OF THE TRMC GROUP.

10.2 TRMC Indemnities. Notwithstanding anything else contained in this Agreement or any Purchase Order, TRMC shall release, defend, protect, indemnify, and hold harmless any Processor, General Partner, Tesoro Logistics LP, a Delaware limited partnership, their subsidiaries and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (collectively the “Processor Group”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of the applicable Processor, the General Partner or TRMC; (ii) loss of or damage to any property, products, material, and/or equipment belonging to the applicable Processor or TRMC, and each of their respective affiliates, contractors, and subcontractors; (iii) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of TRMC, in connection with TRMC use of the NGLs and the services provided hereunder, and (iv) any losses incurred by the applicable Processor due to violations of this Agreement or any Purchase Order by TRMC; PROVIDED THAT TRMC SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS ANY APPLICABLE PROCESSOR OR ANY MEMBER OF THE PARTNERSHIP GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF THE APPLICABLE PROCESSOR OR ANY MEMBER OF THE PARTNERSHIP GROUP.

10.3 Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written claim for indemnity is delivered to the other Party within ninety (90) Days after the date that a claim is reported or discovered, whichever is earlier.

10.4 No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement.

10.5 Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any claims that could be made with respect to the activities contemplated by this Agreement.

10.6 Mutual and Express Acknowledgement. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

10.7 Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

10.8 No Special Damages. Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, negligence, or strict liability of the Party whose liability is being waived hereby; provided that the foregoing limitation is not intended and shall not affect special damages actually awarded to a third party or assessed by a governmental authority and for which a Party is properly entitled to indemnification from the other Party pursuant to the express provisions of this Agreement.

Article 11

FORCE MAJEURE

11.1 Suspension of Obligations. If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, except for the obligations to make payments, if any, then on that Party’s giving the other Party notice, which shall include reasonably full particulars of the Force Majeure, orally as soon as practicable and followed in writing or by electronic transmission within a reasonable time after the occurrence of the Force Majeure relied on (but in any event not later than five (5) Days after the occurrence of the Force Majeure), the obligations of each Party (other than the obligations to make payments of money due under this Agreement), so far as such Party’s obligations are affected by the Force Majeure, will be suspended during the continuance of any inability so caused, but for no longer period.

11.2 Force Majeure. The term “Force Majeure” as used in this Agreement, means acts of God; strikes, lockouts, acts of the public enemy, wars, acts of terrorism, blockades, insurrections, civil disturbances and riots, and epidemics; subsidence from underground mining operations, landslides, lightning, earthquakes, fires, storms, tornados, hurricanes and threats of hurricanes, floods and washouts; arrests, orders, requests, directives, restraints and requirements of any Governmental Authority; any application of governmental conservation or curtailment rules and regulations; failure of transportation; explosions, breakage, or accident to machinery, equipment, or lines of pipe; and other causes of a similar nature not reasonably within the control of the Party claiming Force Majeure. The Parties understand and agree that the settlement of strikes or lockouts will be entirely within the discretion of the Party having the difficulty, and that such Party will not be obligated to settle strikes or lockouts by acceding to the demands of opposing parties when that course is inadvisable or inappropriate in the discretion of the Party experiencing such strikes or lockouts.

Article 12

TERMINATION

12.1 Default. A Party shall be in default under this Agreement if:

(a) the Party breaches any provision of this Agreement or a Purchase Order, which breach has a Material Adverse Effect on the other Party (with such Material Adverse Effect being determined based on this Agreement and all Purchase Orders considered as a whole), and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or

(b) the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar applicable law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

12.2 Rights upon Default. If either of the Parties is in default as described above, then (A) if TRMC is in default, the Processors may or (B) if the Processors are in default, TRMC may: (1) terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement; and/or (3) pursue any other remedy at law or in equity.

12.3 Obligation to Cure Breach. If a Party breaches any provision of this Agreement or a Purchase Order, which breach does not have a Material Adverse Effect on the other Party, the breaching Party shall still have the obligation to cure such breach and any liabilities arising therefrom.

Article 13

CONFIDENTIAL INFORMATION

13.1 Obligations. Each Party shall use reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Article 13. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(a) is available, or becomes available, to the general public without fault of the receiving Party;

(b) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party;

(c) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(d) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

13.2 Required Disclosure. Notwithstanding Section 13.1 above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or applicable law, or is required to disclose by the listing standards of the New York Stock Exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

13.3 Survival. The obligation of confidentiality under this Article 13 shall survive the termination of this Agreement for a period of two (2) years.

Article 14

MISCELLANEOUS

14.1 Notice. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) if by e-mail one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to TRMC, to:

Tesoro Refining & Marketing Company LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention : Charles A. Cavallo III, Managing Attorney - Commercial

Phone: (210) 626-4045

Email: Charles.A.Cavallo@tsocorp.com

For all other notices and communications:

Attention: Dennis C. Bak

Phone: 310-847-3846

Email: Dennis.C.Bak@tsocorp.com

If to QEPFS, to:

QEP Field Services, LLC

c/o Tesoro Logistics LP

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

Phone: (210) 626-4280

E-mail: Charles.S.Parrish@tsocorp.com

For all other notices and communications:

Attention: Rick D. Weyen, Vice President, Logistics

Phone: (210) 626-4379

Email: Rick.D.Weyen@tsocorp.com

If to QEPM, to:

QEPM Gathering I, LLC

c/o Tesoro Logistics LP

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

Phone: (210) 626-4280

E-mail: Charles.S.Parrish@tsocorp.com

For all other notices and communications:

Attention: Rick D. Weyen, Vice President, Logistics

Phone: (210) 626-4379

Email: Rick.D.Weyen@tsocorp.com

If to GRP, to:

Green River Processing, LLC

c/o Tesoro Logistics LP

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

Phone: (210) 626-4280

E-mail: Charles.S.Parrish@tsocorp.com

For all other notices and communications:

Attention: Rick D. Weyen, Vice President, Logistics

Phone: (210) 626-4379

Email: Rick.D.Weyen@tsocorp.com

or to such other address or to such other person as either Party will have last designated by notice to the other Party.

14.2 Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

14.3 Entire Agreement. This Agreement, together with its Purchase Orders, Schedules and Exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith, and all references to this “Agreement” shall be deemed to refer to this Agreement together with all Purchase Orders executed hereunder, the Schedules and Exhibits.

14.4 Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(a) Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement against one of the Parties as the drafting Party.

(b) Plural and singular words each include the other.

(c) Masculine, feminine and neutral genders each include the others.

(d) The word “or” is not exclusive and includes “and/or.”

(e) The words “includes” and “including” are not limiting.

(f) References to the Parties include their respective successors and permitted assignees.

(g) The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

14.5 Assignment. Neither Party may assign this Agreement or any of such Party’s rights or obligations hereunder, without the prior written consent of the other Party, whose consent shall not be unreasonably withheld or delayed.

14.6 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

14.7 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

14.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

14.9 No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

14.10 WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

QEP FIELD SERVICES, LLC		TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ Phillip M. Anderson	By:	/s/ Keith M. Casey

Name:	Phillip M. Anderson	Name:	Keith M. Casey

Title:	President	Title:	Executive Vice President, Operations

QEPM GATHERING I, LLC		GREEN RIVER PROCESSING, LLC

By:	/s/ Phillip M. Anderson	By:	/s/ Phillip M. Anderson

Name:	Phillip M. Anderson	Name:	Phillip M. Anderson

Title:	President	Title:	President

Signature Page to Keep-Whole Commodity Fee Agreement

EXHIBIT A

PLANTS

•	The Vermillion Processing Plant located in Sweetwater County, Wyoming.

•	The Iron Horse/Stagecoach Processing Complex located in Uintah County, Utah.

•	The 24B/Red Wash Processing Facility located in Uintah County, Utah.

•	The Blacks Fork Processing Complex, as defined above.

•	The Emigrant Trail Processing Complex located in and around Sweetwater and Uinta Counties, Wyoming.

Exhibit A to Keep-Whole Commodity Fee Agreement

1

EXHIBIT B

KEEP-WHOLE PROCESSING CONTRACTS

*Reference to each contract hereunder is to such contract as amended, supplemented or assigned.

No.	Description	Contract No.

1.	Gas Gathering Agreement dated September 1, 1993, between Questar Gas Company (successor to Mountain Fuel Supply Company) and QEP Field Services, LLC (successor to Questar Pipeline Company); as amended and assigned by document dated February 6, 1998.	163

2.	Gas Gathering Agreement dated November 1, 1987, between Merit Energy Company (successor to Amoco Production Company), and QEP Field Services, LLC (successor to Questar Pipeline Company); as amended and assigned by documents dated March 31, 1989, February 20, 1990, November 4, 1991, March 1, 1996, July 3, 2003.	194

3.	Gas Gathering Agreement dated November 1, 1990, between BR America Production Company (successor to Amoco Production Company), and QEP Field, Services Company (successor to Questar Pipeline, Company); as amended and assigned by documents dated October 31, 1991, July 27, 1992, October 1, 1992 January 27, 1993, November 1, 1993, January 24, 1994, February 23, 1994, October 13, 1994, March 1, 1996, June 29, 2005, May 8, 2008.	307

4.	Gas Gathering Agreement dated May 1, 1992, between QEP Marketing Company (successor to Celsius Energy Company), and QEP Field Services, LLC (successor to Questar Pipeline Company); as amended and assigned by documents dated March 1, 1996, July 1, 1996, March 7, 1997, May 1, 1997, June 26, 1997, December 16, 1997, September 5, 2002, October 1, 2003.	491

5.	Gas Gathering Agreement dated December 6, 1994, between Samson Resources Company (successor to Union Pacific Fuels, Inc.) as Shipper and QEP Field Services, LLC (successor to Questar Pipeline Company); as amended and assigned by documents March 1, 1996, dated August 18, 1999, September 1, 2002.	514 B

Exhibit B to Keep-Whole Commodity Fee Agreement

1

6.	Gas Gathering Agreement dated April 15, 1993, between Donald B. Anderson d/b/a Anderson Oil Company, and QEP Field Services, LLC (successor to Questar Pipeline Company); amended and assigned by documents dated September 19, 1995, March 1, 1996, September 11, 2000, May 27, 2005, January 1, 2008.	560

7.	Gas Gathering Agreement between Milestone Energy Corporation and Billy Ray Cagle Trust Agreement dated April 10, 1992, as amended (successor to Donald B. Anderson, Ltd. d/b/a Anderson Oil Company); as amended and assigned by documents dated September 19, 1995, March 1, 1996, September 11, 2000, May 27, 2005, January 1, 2008.	560 A

8.	Gas Gathering Agreement dated August 31, 1993, between PADCO, LLC (f/k/a Patrick A. Doheny Company) and QEP Field Services, LLC (successor to Questar Pipeline Company); as amended and assigned by documents dated March 1, 1996, August 5, 1999, July 12, 2000, September 1, 2011.	602

9.	Gas Gathering Agreement dated August 29, 1994, between Anadarko E&P Company, LP (successor to Union Pacific Fuels, Inc.), and QEP Field Services, LLC (successor to Questar Pipeline Company); amended and assigned by documents dated August 11, 1995, March 1, 1996, July 11, 2000, February 26, 2001, April 30, 2001, September 12, 2002, December 16, 2005.	630

10.	Gas Gathering Agreement dated May 23, 1994, between Helena Resources Inc. (successor to Shawnee Oil and Gas Company) and QEP Field Services, LLC (successor to Questar Pipeline Company); as amended and assigned by documents dated March 1, 1996, November 22, 2010.	632

11.	Gas Gathering Agreement dated February 1, 1996; between Chevron U.S.A. Inc. (successor to Texaco Natural Gas Inc.), and QEP Field Services, LLC (successor to Questar Pipeline Company); amended and assigned by documents dated March 1, 1996, April 8, 1997, October 18, 1999, June 26, 2002.	654

12.	Gas Gathering Agreement dated December 1, 1994, between Questar Gas Company (successor to Mountain Fuel Supply Company), and QEP Field Services, LLC (successor to Questar Pipeline Company); amended and assigned by documents dated March 1, 1996, April 1, 2004, March 26; 2013, July 1, 2013.	683

Exhibit B to Keep-Whole Commodity Fee Agreement

2

13.	Gas Gathering Agreement dated February 28, 1995 between Matrix Production Company (success Basin Exploration, Inc.), and QEP Field Services, LLC (successor to Questar Pipeline Company); as amended and assigned by documents dated March 1,1996, February 9, 2001, June 30, 2004, September 26, 2004.	699

14.	Gas Gathering Agreement dated January 9, 1996 between BP Energy Company (successor to Wasatch Oil and Gas Corporation), and QEP Field Services (successor to Questar Pipeline Company); as amended and assigned by documents dated March 1, 1996, December 3, 1996, January 11, 2007, March 27, 2007.	1432

15.	Gas Gathering Agreement dated May 12, 1997, between UMC Petroleum Corporation and QEP Field Services, LLC (successor to QEP Field Services Company).	1705

16.	Gas Processing Agreement dated August 25, 1997, between XTO Energy, Inc. (successor to Cross Timbers Oil Company) and Green River Processing, LLC (successor to QEP Field Services Company).	1769

17.	Gas Gathering Agreement dated February 3, 1998, between QEP Marketing Company (f/k/a Questar. Energy Trading Company), and QEP Field Services, LLC (f/k/a Questar Gas Management Company); amended and assigned by documents dated March 23, 1998, April 15, 1998, July 22, 1998, September 21, 1998, October 1, 2003, August 2, 2006.	1876

18.	Gas Gathering Agreement dated May 27, 1999, between QEP Marketing Company (f/k/a Questar Energy Trading Company), and QEP Field Services, LLC (f/k/a Questar Gas Management Company).	2061

19.	Gas Gathering Agreement dated April 12, 2000, between Abraxas Petroleum Corporation (successor to Choctaw II Oil & Gas Ltd.), and QEP Field Services, LLC (f/k/a Questar Gas Management Company); as amended and assigned by documents dated November 29, 2011, February 1, 2008.	3084 A

20.	Gas Gathering Agreement dated December 13, 2001, between Double Eagle Petroleum Corporation, and QEP Field Services, LLC (f/k/a Questar Gas Management Company).	4119

Exhibit B to Keep-Whole Commodity Fee Agreement

3

21.	Amended and Restated Gas Gathering Agreement dated September 7, 2001 between QEP Field Services Company (successor in interest to Questar Gas Management Company) and Anschutz Pinedale Corporation (successor in interest to Anschutz Exploration Corporation).	4130A

22.	Amended and Restated Gas Gathering Agreement dated September 7, 2001 between QEP Field Services Company (successor in interest to Questar Gas Management Company) and Southern California Public Power Authority, the City of Los Angeles and Turlock Irrigation District (successor in interest to Anschutz Pinedale Corporation).	4130B

23.	Gas Services Agreement dated May 1, 2003, between Ultra Resources, Inc. and QEP Field Services, LLC (successor to QEP Field Services Company.	4287

24.	Gas Gathering Agreement dated December 1, 1990, between Westport Gas Company, L.P. (successor to BP America Production Company by ratification and partial assignment dated December 2003), and QEP Field Services, LLC (successor to Questar Pipeline Company).	4326

25.	Gas Gathering Agreement dated December 9, 2004, between QEP Energy Company (f/k/a Questar Exploration and Production Company and QEP Field Services, LLC (Questar Gas Management Company amended and assigned by document dated August 2, 2006.	4409

26.	Gas Gathering Agreement dated May 1, 2005, between Crown Energy Partners, LLC (successor to EnCana Oil & Gas (USA) Inc.), and QEP Field Services, LLC (f/k/a Quester Gas Management Company); amended and assigned by document dated January 4, 2010.	4460 A

27.	Gas Conditioning Agreement dated August 18, 2005 between Questar Gas Company and QEP Field Services Company (successor in interest to Questar Gas Management Company).	4485

28.	Gas Gathering Agreement dated December 8, 2005, between Koch Exploration Company, LLC (successor to EOG Resources, Inc.), and QEP Field Services, LLC (f/k/a Questar Gas Management Company); amended and assigned by document dated September 1, 2011.	4511 A

29.	Gas Processing Agreement dated March 1, 2006, between Devon Energy Production Company, L.P. and QEP Field Services, LLC (successor to QEP Field Services Company).	4534

Exhibit B to Keep-Whole Commodity Fee Agreement

4

30.	Gas Gathering Agreement dated July 1, 2006, between QEP Energy Company (f/k/a Questar Exploration and Production Company) and QEP Field Services, LLC (f/k/a Questar Gas Management Company); as amended and assigned by document dated February 22, 2007, July 24, 2013.	4557

31.	Gas Gathering Agreement dated October 10, 2006, between Kodiak Oil & Gas (USA) Inc. and QEPM Gathering I, LLC (successor to QEP Field Services Company).	4600

32.	Gas Gathering Agreement dated October 20, 2006, between Whiting Petroleum Corporation and QEP Field Services, LLC (f/k/a Questar Gas Management Company).	4603

33.	Gas Processing Agreement dated September 6, 2007 between Moncrief Partners L.P. (successor in interest to Davis Petroleum Corporation) and QEP Field Services Company (successor in interest to Questar Gas Management Company.	4712A

34.	Gas Gathering and Processing Agreement dated February 1, 2008, between Gadeco LLC and QEP Field Services, LLC (successor to QEP Field Services Company).	4740

35.	Gas Gathering and Processing Agreement dated August 25, 2008, between Devon Gas Services, L.P. and QEP Field Services, LLC (successor to QEP Field Services Company).	4779A

36.	Gas Gathering Agreement dated July 1, 2009, between Devon Energy Production Company and QEP Field Services (f/k/a Questar Gas Management Company); as amended and assigned by document dated May 1, 2010.	4817

37.	Amended and Restated Gas Processing agreement dated March 18, 2014 (eff. August 1, 2011) between QEP Energy Company and QEP Field Services Company.	4890

38.	Gas Processing Agreement dated April 1, 2013 between Anadarko E&P Onshore LLC and QEP Field Services Company.	5017

39.	Gas Gathering Agreement dated July 24, 2013, between QEP Marketing Company and QEP Field Services, LLC (successor to QEP Field Services Company).	5020

40.	Gas Gathering Agreement dated July 24, 2013, between QEP Energy Company and QEPM Gathering I, LLC.

Exhibit B to Keep-Whole Commodity Fee Agreement

5

EXHIBIT C

FORM OF PURCHASE ORDER

(SERVICE FEE [    ]-             , 20    )

This Purchase Order is entered as of             , 20    , by and among QEP Field Services, LLC, a Delaware limited liability company (“QEPFS”), QEPM Gathering I, LLC, a Delaware limited liability company (“QEPM”), and Green River Processing, LLC, a Delaware limited liability company (“GRP,” and collectively with QEPFS and QEPM, the “Processors”), and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, (“TRMC”), pursuant to and in accordance with the terms of the Keep-Whole Commodity Fee Agreement, dated as of December 7, 2014, by and among such parties (as amended, supplemented, or otherwise modified from time to time, the “Agreement”).

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

A. Pursuant to Section 2.1(a) of the Agreement, the parties hereto agree that the Service Fee payable by the Processors to TRMC in effect as of [                    ] shall be $[        ]/MMBtu of NGLs delivered.

B. Pursuant to Section 2.1(b) of the Agreement, the parties hereto agree that the Service Fee payable by TRMC to the Processors in effect as of [                    ] shall be as follows (in $/ MMBtu):

Ethane: [        ]

Propane: [        ]

Normal Butane: [        ]

Iso-butane: [        ]

C5 and above: [        ]

The Service Fee is calculated with reference to the costs of fractionation, storage, truck and rail loading at the Blacks Fork Processing Complex, and pipeline transportation fees on the MAPL Pipeline System and fractionation fees at Mt. Belvieu, Texas for transportation and fractionation services provided to Processors by MAPL, Cedar Bayou Fractionators, and Enterprise Products Partners L.P. for NGLs sold pursuant to the Agreement.

C. For the Month in which the Effective Date occurs, within five (5) Business Days after the Effective Date, Processors shall notify TRMC of the information required by Section 3.1 of the Agreement, provided, that the amounts notified to TRMC will be the actual (rather than estimated) volumes extracted, required or identified by Processors for such Month. The Parties shall fulfill their respective obligations under the Agreement with reference to such volumes until the next Month following the date hereof.

Exhibit C to Keep-Whole Commodity Fee Agreement

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Except as set forth in this Purchase Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Purchase Order.

[Signature Page Follows]

Exhibit C to Keep-Whole Commodity Fee Agreement

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Purchase Order as of the date first written above.

QEP FIELD SERVICES, LLC	TESORO REFINING & MARKETING COMPANY LLC

By:	By:

Name:	Name:

Title:	Title:

QEPM GATHERING I, LLC	GREEN RIVER PROCESSING, LLC

By:	By:

Name:	Name:

Title:	Title:

Exhibit C to Keep-Whole Commodity Fee Agreement

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EXHIBIT D

SERVICE CONTRACTS

*Reference to each contract hereunder is to such contract as amended, supplemented or assigned.

No.	Description	Contract No.

1.	Purchase Contract dated August 4, 2008, between QEP Field Services, LLC and Anadarko Energy Services Company.	4772

2.	Term Purchase Contract dated February 16, 2010, between QEP Field Services, LLC and Enterprise Products Operating LLC.	4841

3.	Fractionation Agreement dated May 1, 2010, between QEP Field Services, LLC and Cedar Bayou Fractionators, L.P.	4846

4.	Transportation Services Agreement dated May 9, 2011, between QEP Field Services, LLC and Mid-American Pipeline Company, LLC.	4880

5.	Term Purchase Deal dated February 7, 2011, between QEP Field Services, LLC and Chevron U.S.A. Inc.	4881

6.	Term Purchase Contract dated April 19, 2011, between QEP Field Services, LLC and Enterprise Products Operating LLC.	4886

7.	Natural Gas Liquids Purchase Agreement dated July 1, 2011, between QEP Field Services, LLC and ConocoPhillips Company.	4891

Exhibit D to Keep-Whole Commodity Fee Agreement

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